EXHIBIT 23.1


Consent of Independent Certified Public Accountants

We hereby consent to the use in this Form 10-K of our report dated February 1, 2002, which appears on page F-3, relating to the financial statements (not presented separately in the Form 10-K) of KSW, Inc. and Subsidiary.


Marden Harrison & Kreuter CPAs P.C.



White Plains, New York
March 28, 2003